Exhibit 99.1

Perry Ellis International Announces Results for Third Quarter Fiscal Year 2009

•	Third Quarter diluted EPS totals $0.33, achieving the high end of updated guidance

•	Third Quarter Gross margin of 34.1%, up 25 bps improvement from last year

•	Maintains strong balance sheet

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Confirms fiscal 2009 revenue and earnings guidance of $875 – $900 million and $0.90 – $1.10 per fully diluted share including between $0.17 and $0.23 per share in one time charges and impairment of marketable securities, respectively

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the third quarter and nine months ended October 31, 2008.

Third Quarter Operations Review

For the three months ended October 31, 2008 (“third quarter of fiscal 2009”), total revenues were $222.8 million, a $4.7 million reduction compared to $227.5 million reported in the third quarter of the fiscal year ended October 31, 2007 (“third quarter of fiscal 2008”). Strong results for the Perry Ellis brand, denim, golf and Hispanic categories coupled with better than expected results in international and licensing businesses were offset by (i) a $4.0 million increase in markdowns and sales allowances to retail partners; (ii) a revenue decline during the quarter of $4.5 million related to Chapter 11 filings or liquidation from multiple retailers; and (iii) overall weakness in the specialty store distribution channel.

Oscar Feldenkreis, President and COO commented, “Several of our growth platforms continue to perform according to plan, despite the overall weakness at retail, demonstrating the strength of our brands and the resiliency of our diversified business model. We continue to innovate and deliver newness at retail, which is driving consumer purchases and assisting us to mitigate the downturn in consumer spending. The positive performances posted by our denim, golf and Hispanic products are a testament to this.”

Gross margins improved by 25 basis points to 34.1% of net revenues compared to the third quarter of fiscal 2008, primarily driven by continued success in shifting from private label to branded business. Gross profit decreased by $1.0 million to $75.9 million compared to $76.9 million during the third quarter of fiscal 2008, due to increases in markdowns and sales allowances.

“Especially in these highly promotional times, it is essential to have the power of nationally recognized brands and the sophistication of technologically advanced planning systems that allow us to rapidly react to changes in the environment. The continuous improvement of our gross margins is a direct consequence of Perry Ellis International’s strategic shift towards branded product and the successful implementation of our planning platform,” Mr. Feldenkreis continued.

Compared to the third quarter of fiscal 2008, operating expenditures grew by $3.9 million. This increase includes the continuous investment in the Company’s women’s contemporary business acquired in February of this year; $0.6 million in one-time expenses related to the strategic review previously announced and a pre-tax impairment of $0.6 million in marketable securities, which were previously classified as available for sale, and deemed to be other than temporarily impaired. As a result EBITDA, as adjusted, was $16.0 million for the third quarter of fiscal 2009, compared to $20.8 million, representing a reduction of $4.8 million over the same period last year. A table showing the reconciliation of EBITDA and EBITDA, as adjusted, to net income is attached. Net income for the third quarter was $5.0 million, or $0.33 per fully diluted share compared to net income of $8.5 million, or $0.55 per fully diluted share for the comparable period last year.

“We continue to believe that investing in our key growth opportunities – particularly women’s contemporary – will allow these businesses to contribute strongly in the future. However, in light of the macroeconomic changes we are all experiencing, we need to make adjustments to enhance our profitability. The primary objective of the strategic review launched late third quarter is to determine the correct allocation of resources across our business portfolio, to ensure that we fund those businesses with the most potential,” Mr. Feldenkreis concluded.

Balance Sheet and Liquidity review

The Company remains in outstanding financial position. Its recently renewed credit facility provides a maximum of up to $200 million based on collateral, with an initial availability of $125 million today, against which it is currently borrowing $48.2 million. Its debt-to-capital ratio at 43% is equal to the debt-to-capital ratio for the same period last year. Excluding the $33.1 million related to the acquisition of the women’s contemporary businesses, the company achieved its tenth consecutive quarter of improvement in its leverage ratios by reducing its debt-to-capital ratio from 43% to 41% and its debt-to-asset ratio from 34% to 32% at the end of the third quarter last year.

“From a liquidity and leverage standpoint, Perry Ellis International continues to strengthen its balance sheet and is in an excellent position not only to weather the current macroeconomic difficulties, but to take advantage of the multiple opportunities we believe will be available once the uncertainty in the environment subsides,” George Feldenkreis, Chairman and CEO, commented.

Inventories at $126.3 million increased by 3% compared to $122.6 million as of October 31, 2007, in line with the expected growth in net sales during the fourth quarter of fiscal 2009. Accounts receivable, at $149.2 million, increased by $2.6 million compared to the same period last year, also in line with revenue increases of 1.3% during the first nine months of fiscal 2009.

Mr. Feldenkreis continued, “We are conservatively managing our working capital. Both inventories and accounts receivable are in excellent shape and in line with our projections.”

Nine months Operations Review

For the nine months ended on October 31, 2008 (“first nine months of fiscal 2009”), total revenues increased by 1.3% to $660.0 million from $651.5 million during the same period last year. The Company also improved gross profit margins by 52 basis points compared to the first nine months ended on October 31, 2007 (“first nine months of fiscal 2008”). Due to the continued investment in Perry Ellis’ growth platforms – primarily women’s contemporary, Europe, retail and e-commerce – the Company increased operating expenses by $19.8 million to $193.4 from $173.7 million during the first nine months of fiscal 2008. Driven by these increases and the impairment of marketable securities, net income declined from $18.3 million to $8.7 million, a $9.6 million reduction compared to the first nine months of fiscal 2008.

Update on Strategic Review of Underperforming Businesses

As part of the recently announced Strategic Review process, the Company reported that it has identified SG&A reductions in the $14.0 to $15.0 million range for fiscal 2010, up $9.0 million from the previously identified and reported savings of $5.0 to $6.0 million related to the consolidation of Tampa bottom’s production department, headcount reduction in men’s specialty store businesses and rationalization of real estate. The new identified initiatives include:

•	Further reduction in shared services cost structure and advertising and promotion budget for men’s specialty store business

•	Restructuring of Perry Ellis Outlet operations

•	Annualization of distribution cost savings due to closing of Winnsboro distribution center

•	Hiring freeze and reduction of travel and other discretionary expenses

Most of the identified expenses in connection with this strategic review are expected to be incurred during fourth quarter of fiscal 2009. Further savings initiatives within the Strategic Review framework are currently under evaluation.

“In light of the overall economic slowdown, we have taken decisive action to adjust our cost structure to a level adequately supporting our fiscal 2010 revenues. We are ensuring that our resources are allocated to those businesses that contribute superior returns to our shareholders,” Mr. Feldenkreis commented.

Fiscal 2009 Guidance

The Company confirmed its previously announced fiscal 2009 earnings guidance in the range of $0.90 to $1.10 per fully diluted share, including one-time costs in the $0.10 to $0.15 range related to actions identified during the strategic review. The Company also confirmed its revenue guidance for fiscal 2009 in the $875 – $900 million range.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s, women’s and children’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts and tops, suit separates, sweaters, dresses, pants, shorts, jeans wear, outerwear, swimwear, golf apparel and activewear is available throughout all major levels of retail distribution. Through its wholly owned subsidiaries, The Company owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Perry Ellis America®, Perry Ellis Portfolio®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Cubavera®, Munsingwear®, Savane®, Farah®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Axist®, Manhattan®, John Henry®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and Jag® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
Revenues
Net sales	$216,232	$220,881	$641,398	$632,390
Royalty income	6,583	6,582	18,665	19,138

Total revenues	222,815	227,463	660,063	651,528
Cost of sales	146,915	150,541	437,359	435,095

Gross profit	75,900	76,922	222,704	216,433
Operating expenses
Selling, general and administrative expenses	59,933	56,074	182,529	164,067
Depreciation and amortization	3,551	3,492	10,898	9,594

Total operating expenses	63,484	59,566	193,427	173,661

Operating income	12,416	17,356	29,277	42,772
Impairment on marketable securities	580	—	2,563	—
Interest expense	4,355	4,069	13,134	13,890

Income before minority interest and income taxes	7,481	13,287	13,580	28,882
Minority interest	238	117	565	372
Income tax provision	2,244	4,636	4,288	10,197

Net income	$4,999	$8,534	$8,727	$18,313

Net income per share
Basic	$0.34	$0.58	$0.59	$1.25

Diluted	$0.33	$0.55	$0.57	$1.16

Weighted average number of shares outstanding
Basic	14,752	14,704	14,673	14,685
Diluted	15,170	15,504	15,272	15,817

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	October 31, 2008	January 31, 2008
Assets
Current assets:
Cash and cash equivalents	$7,729	$13,360
Accounts receivable, net	149,237	138,086
Inventories, net	126,327	136,431
Other current assets	30,423	19,283

Total current assets	313,716	307,160

Property and equipment, net	73,920	78,954
Intangible assets, net	221,961	192,656
Other assets	5,986	7,495

Total assets	$615,583	$586,265

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,422	$52,041
Accrued expenses and other liabilities	22,802	27,945
Accrued interest	2,094	5,200
Unearned revenues	4,869	4,104

Total current liabilities	66,187	89,290

Long term liabilities:
Senior subordinated notes payable	149,367	149,244
Senior credit facility	48,221	—
Real estate mortgage	24,801	26,066
Deferred pension obligation	12,905	12,905
Unearned revenues and other liabilities	30,788	31,940

Total long term liabilities	266,082	220,155

Total liabilities	332,269	309,445

Minority interest	3,260	3,293

Stockholders’ equity
Preferred stock	—	—
Common stock	160	147
Additional paid in capital	103,299	96,389
Retained earnings	188,288	179,561
Accumulated other comprehensive income	(1,894)	1,518

Total	289,853	277,615
Common stock in treasury	(9,799)	(4,088)

Total stockholders’ equity	280,054	273,527

Total liabilities and stockholders’ equity	$615,583	$586,265

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000's)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
Net income as reported	$4,999	$8,534	$8,727	$18,313
Plus:
Depreciation and amortization	3,551	3,492	10,898	9,594
Interest expense	4,355	4,069	13,134	13,890
Minority interest	238	117	565	372
Income tax provision	2,244	4,636	4,288	10,197

EBITDA	15,387	20,848	37,612	52,366
Impairment on marketable securities	580	—	2,563	—

EBITDA as adjusted	$15,967	$20,848	$40,175	$52,366

Gross profit	$75,900	$76,922	$222,704	$216,433
Less:
Selling, general and administrative expenses and impairment on equity securities	(60,513)	(56,074)	(185,092)	(164,067)

EBITDA	15,387	20,848	37,612	52,366
Impairment on marketable securities	580	—	2,563	—

EBITDA as adjusted	$15,967	$20,848	$40,175	$52,366

Total revenues	$222,815	$227,463	$660,063	$651,528
EBITDA margin percentage of revenues	7.2%	9.2%	6.1%	8.0%

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

“EBITDA as adjusted” consists of EBITDA adjusted for the impact of the non-cash impairment of marketable securities. This impairment is not of indicative of our ongoing operations and thus to get a more comparable result with the operating performance of the apparel industry, it has been removed from the calculation.

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